Exhibit 11.2

HEIDMAR MARITIME HOLDINGS CORP.

Code of Conduct

LAST UPDATED STATUS FEBRUARY 2025

The Board of Directors of Heidmar Maritime Holdings Corp. (the “Company”) has adopted this Code of Conduct (the “Code”) for all of the Company’s employees, directors, officers agents, and Board members (the “Employees”). The Code sets out a set of basic operating practices and principles to guideline the Employees regarding the minimum requirements expected of them in their daily business conduct and ethical behavior.

The Code does not cover every issue that may arise and doesn’t provide a detailed description of all Company’s policies. If an Employee is unsure of what to do in any situation, he/she should seek guidance from the head of his/her department or a member of Heidmar’s legal staff.

1.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. Employees who are unsure whether a situation/course of action violates any applicable law, rule, regulation or Company policy should seek the advice of the head of their department or a member of Heidmar’s legal staff.

Employees are expected to be familiar with those laws, regulations and conventions that affect his/hers responsibilities at Heidmar.

Anti-Bribery and Anti-Corruption Laws

All transactions must be carried out lawfully and ethically, in accordance with all applicable laws and regulations and the local laws in every country in which we do business and must always respect the United Nations Convention against Corruption (UNCAC), the FCPA and the UKBA.

The UK Bribery Act 2010 (the “Bribery Act”), the U.S. Foreign Corrupt Practices Act (the “FCPA”), and similar legislation in other countries and the European Union (together the “Anti-Corruption Legislation”) prohibit the Company and its employees and agents (and generally any person performing services on behalf of the Company) from offering, promising or giving money or any other item of value to win or retain business or to influence any act or decision of a third party and, in the case of the Bribery Act, regardless of whether such third party is a public official. It also requires companies to maintain books and records that accurately represent the organization’s transactions and to create and maintain an adequate system of internal accounting controls.

HEIDMAR MARITIME HOLDINGS CORP. – Code of Conduct

Violation of Anti-Corruption Legislation is a crime that can result in severe fines and criminal penalties for both the relevant individual, the Company, its Management and Directors.

The Company takes compliance with the Anti-Corruption Legislation very seriously. Employees with specific queries on these laws should contact the Company’s Head of Legal.

Selective Disclosure and Insider Trading

As a result of their employment with the Company, employees may come into possession of material nonpublic information about the Company or other companies, including our suppliers and customers. Employees are prohibited by law and by Company policy from trading in securities on the basis of such information and from communicating such information to others who might trade on the basis of that information. The Company’s Insider Trading Policy sets forth in greater detail the obligations of employees concerning Company non-public information and trading in the Company’s stock.

If you have any doubt as to whether you possess material non-public information, you should contact your manager or the Company’s legal staff.

2.
CONFLICT OF INTEREST

Employees should avoid any conflict between their own interest and the interest of the Company when dealing with customers, the public, competitors, suppliers, other third parties and fellow employees and in the conduct of his/her personal affairs, including transactions in securities of the Company.

A conflict of interest occurs when an Employee’s private interests interfere, or even appear to interfere, with the interests of the Company as a whole. While it is not possible to describe every situation in which a conflict of interest may arise, Employees must never use or attempt to use their position with the Company to obtain improper personal benefits. Any Employee who is aware of a conflict of interest, or is concerned that a conflict might develop, should discuss the matter with the Audit Committee or the Head of Legal immediately.

3.
CORPORATE OPPORTUNITIES

Employees owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise. Employees may not take for themselves personally, opportunities that are discovered through the use of corporate property, information or position.

HEIDMAR MARITIME HOLDINGS CORP. – Code of Conduct

Employees must avoid any activity, interest, or relationship outside Heidmar that could impair their judgment or interfere with (or give the appearance of interfering with) their responsibilities on behalf of the Company, its customers, principals or its shareholders. Business opportunities that arise because of your position in Heidmar or by using corporate property or information, belong to the Company.

4.
HONEST AND FAIR DEALING

Employees must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct.

5.
TREAT OTHERS WITH DIGNITY AND RESPECT

Heidmar is committed to a work environment in which all individuals are treated with dignity and respect. It is the policy of Heidmar to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, religion, age, gender, gender identity, sexual orientation, national origin, citizenship, disability, marital and civil partnership / union status, pregnancy (including unlawful discrimination on the basis of a legally protected pregnancy/maternity leave), veteran status, or any other characteristic protected by law. Heidmar expects that all relationships among persons in the workplace will be business-like and free of bias, harassment, and violence.

Misconduct, including discrimination, harassment, retaliation, or other forms of unprofessional behavior will not be tolerated. Such behavior, even if not unlawful, will subject you to disciplinary action by Heidmar, up to and including termination of your employment. In addition, conduct that is unlawful may subject you to civil and criminal penalties.

In addition, Employees must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and fellow employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Heidmar has a zero-tolerance policy to slavery and human trafficking and are committed to ensuring that there is no modern slavery or human trafficking in any part of our business. We recognize the importance of acting ethically and lawfully in all our business relationships

HEIDMAR MARITIME HOLDINGS CORP. – Code of Conduct

and we implement and enforce effective systems and controls to ensure that activity such as slavery and human trafficking is not taking place anywhere in our business chain.

6.
REPORT AND COOPERATE WITH REQUESTS RELATING TO LITIGATION, INVESTIGATIONS, INQUIRIES, AND COMPLAINTS

Employees must promptly notify the head of their department and the Legal staff if (i) they are arrested, charged, indicted, or become otherwise involved in a criminal matter, including if you enter a plea or are convicted of or settle the matter (excluding minor traffic violations); (ii) become involved in any regulatory investigation or proceeding; (iii) become involved in any civil litigation or arbitration (excluding personal claims or family law matters that do not concern the Company); (iv) receive a subpoena, inquiry, or request from a governmental, regulatory, or administrative agency, or a claimant, plaintiff, or outside attorney, that involves or has the potential to involve Heidmar; (v) receive any customer complaint, whether made orally or in writing.

During litigation, an internal investigation, or a governmental, regulatory, or administrative inquiry involving the Company, you may be asked to provide information (including documents, statements, or testimony) or meet with the Company’s outside counsel, or governmental, regulatory, or administrative authorities. You must cooperate fully with any such request. The Company may provide information about you to these authorities.

7.
DISCLOSE AND OBTAIN APPROVAL FOR OUTSIDE ACTIVITIES AND PRIVATE SECURITIES TRANSACTIONS

Employees are required to obtain approval from their Manager and the Heidmar legal staff prior to (i) accepting compensation from any person or organization other than Heidmar; (ii) engaging in any business other than that of Heidmar, whether or not related to the transportation industry for example, providing consulting services, organizing a company, giving a formal lecture, or publishing a book or article; (iii) serving as an officer, employee, director, partner, member, or advisory board member of a company or organization not affiliated with Heidmar (including a charitable organization); (iv) seeking political office, serving on a public or municipal board or similar public body, or serving as an officer of a political campaign committee, in any jurisdiction; (v) changing the scope or nature of your involvement in any previously approved activity.

8.
MAINTAIN ACCURATE BOOKS AND RECORDS

Every business transaction undertaken by the Company must be recorded on its books accurately and in a timely manner. Dishonest reporting within the Company, or to organizations or people outside the Company, is strictly prohibited. Employees are

HEIDMAR MARITIME HOLDINGS CORP. – Code of Conduct

responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Employees shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with applicable law, rules and regulations; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company. Employees will not knowingly (i) make, or permit or direct another to make, materially false or misleading entries in the Company’s, or any of its subsidiaries’, financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel.

9.
DOCUMENT RETENTION

A number of laws expressly require that certain documents/records be retained for specified periods of time, including the tax codes, environmental laws, employment laws, criminal statutes that punish obstruction and industry-specific laws and regulations. In addition, certain documents relevant to potential disputes should be retained for certain periods. Failure to retain those records for those minimum periods could subject you and Heidmar to penalties and fines, cause the loss of rights, obstruct justice, spoil potential evidence in a lawsuit, place the Company in contempt of court, or seriously disadvantage the Company in litigation.

Employees may not destroy documents essential to the ongoing, legal and effective functioning of the Company such as contracts, transactional documents, personnel files, financial information and official correspondence outside of established Company policies. In addition, employees may not destroy documents relevant to or discoverable in pending or potential litigation and other legal and official proceedings.

10.
CONFIDENTIALITY AND PRIVACY

It is important that Employees protect the confidentiality of Company information. Employees may have access to proprietary and confidential information concerning the Company’s business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company’s business, financial results and prospects and potential corporate transactions. Employees are required to keep such information

HEIDMAR MARITIME HOLDINGS CORP. – Code of Conduct

confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than in the course of employment.

The consequences to the Company and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information. To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Company’s customers, potential customers, or Employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained.

Employees are also required during employment as well as thereafter, not to make or knowingly cause to be made any disparagement or defamatory statement, communication, written or oral, concerning the Company, or any of their respective past or present employees, executives, officers, directors, managers, principals or representatives.

11.
PROTECTION AND PROPER USE OF COMPANY ASSETS

The Company’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. If you become aware of theft, waste or misuse of the Company’s assets, you should report this to the head of your department.

12.
IMPLEMENTATION AND WAIVERS

Managers are responsible for communicating the Code to their subordinates and for ensuring that it is understood and abided by. Compliance with the Code is personal responsibility and no one can justify an unethical act by saying that it was directed by someone in a superior position. All Employees must familiarize themselves with the contents of the Code and are accountable for compliance with its rules and principles. Support and familiarization is offered, where required, in order to ensure the full understanding of rules and principles set forth in the Code.

Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where such circumstances would support a waiver. Waivers of the Code may only be made by the Audit Committee and will be disclosed by the Company.

HEIDMAR MARITIME HOLDINGS CORP. – Code of Conduct

13.
RAISING CONCERNS/REPORTING

The Company is committed to high standards of ethical, moral and legal business conduct. To ensure compliance with applicable laws and regulations of the countries where the Company conducts business, the Company has established various policies and procedures. Employees, contractors, officers and directors have an obligation to comply with these policies.

Employees who have genuine concern about matters which they believe may violate the Code or they believe they may have violated the law or Heidmar policies, are encouraged to seek advice from the head of their department or the legal staff.

In addition, Employees who observe or become aware of any illegal, unethical, or otherwise improper conduct relating to Heidmar or that could have an impact on Heidmar’s reputation — whether by fellow employee, client, a consultant, supplier, or other third party — they must promptly discuss their concerns with their supervisor. They may also raise concerns through the confidential Whistleblowing Policy procedures.

Heidmar will not tolerate any retaliation or action against any employee for reporting such concerns. Open communication of issues and concerns by all employees without fear of retribution is vital to the continued success of Heidmar.

HEIDMAR MARITIME HOLDINGS CORP. – Code of Conduct